January 12, 2011

Imperial Oil & Gas, Inc. 106 E. 6th St., Suite 900 Austin, Texas 78701

Attn: Mr. Robert R. Durbin, CEO

RE: Farmout Agreement terms for Lots 1-4, and the W/2 of W/2 of Section 33, Twp. 9S, Rge. 38E, Lea County, New Mexico.

Gentlemen:

This letter, when executed by all of the undersigned, shall constitute a contract (hereinafter referred to as the “Agreement”) between Spindletop Oil & Gas Co., (hereinafter referred to as “Farmor”) and Imperial Oil & Gas, Inc., (hereinafter referred to as “Farmee”) governing certain drilling and other operations to be performed by Farmee and the right of Farmee, upon certain conditions, to earn a limited assignment from Farmor of Farmor’s oil and gas leasehold rights, upon the terms, conditions and provisions as hereinafter set forth:

1.  CONSIDERATION: In consideration of Farmor executing this Agreement, Farmee shall pay to Farmor the cash sum of Sixty Thousand and No/100ths Dollars ($60,000.00), which shall also serve as the spud fee for the Initial Well to be drilled by Farmee under this Agreement, and which is non-refundable in all events, regardless of whether or not Farmee drills the Initial Well. If such payment is not received by Farmor within three business days after the date on which Farmor executes this Agreement, and/or if funds are not immediately collectible upon presentation of Farmee’s check to Farmee’s bank, then this Agreement shall at Farmor’s option become null and void and of no force or effect.

2.  INTERESTS COVERED: This Agreement pertains to Farmor’s right, title and interest in the oil and gas lease referenced in Exhibit “A” attached hereto, insofar only as said lease covers the lands described in Exhibit “A”, but excepting those lands described as excepted therefrom in Exhibit “A”, and excepting those depths described as excepted in Exhibit “A”, such rights after giving effect to such exceptions being hereinafter referred to as the “Farmout Area”, or sometimes in the alternative as the “Subject Lease”. Farmee must satisfy itself through its own independent due diligence investigation as to the quantity of acreage constituting the Subject Lease under this Agreement and the quality and quantity of Farmor’s title in and to the Subject Lease. Farmor makes no representations as to the quantity or quality of title or acreage covered by this Agreement, and by Farmee’s execution hereof, Farmee accepts this Agreement and any assignments to be earned hereunder without reliance on any representations by Farmor, and agrees that this Agreement and any assignments to be earned by Farmee hereunder shall be without warranties of title of any kind, express, implied or statutory, and Farmee shall under no circumstances be entitled to any refund of the cash consideration or spud fee paid by Farmee for Farmor’s execution of this Agreement.

3.  REVOCABILTY: At any time prior to Farmee’s execution and delivery of this Agreement to Farmor and Farmee’s payment to Farmor of the cash consideration specified above, this Agreement shall be non-binding on Farmor and shall be considered an offer from Farmor to Farmee that may be revoked by Farmor at any time. Farmor may revoke such offer by written notice faxed or mailed to Farmee, and such notice shall be deemed given when deposited in the mail by Farmor or when faxed by Farmor to Farmee.

4.  SUBJECT TO PRIOR AGREEMENTS: The rights of Farmee under this Agreement and any assignment to be earned hereunder are subject to all prior agreements or contracts affecting the Subject Lease, including but not limited to all matters heretofore filed of record in the Lea County, New Mexico, Deed Records affecting the Subject Lease. Farmee shall indemnify, save harmless and defend Farmor from and against any claims, losses, or damages which may be asserted by any third parties for failure to comply with any prior agreements affecting the Subject Lease, insofar as pertains to any of Farmee’s operations or activities with respect to the Subject Lease. Farmee may not pool any of the Subject Lease with any other lease or lands, unless the separate written consent of Farmor is first obtained.  Farmor warrants and covenants that all other prior agreements not recorded in the Deed Records of Lea County, New Mexico and known to Farmor are listed in the attached Exhibit “B”

5.  INITIAL TEST WELL: No later than the end of 270 days following the date of Farmor’s execution of this Agreement, Farmee must commence the actual drilling, with a drilling rig located on the drillsite and capable of drilling to the objective depth, of a test well (hereinafter referred to as the “Initial Test Well”) for oil and/or gas at a legal location complying with New Mexico regulations within the boundaries of the Farmout Area, and Farmee must thereafter continuously prosecute the drilling of the Initial Test Well with due diligence and dispatch in a good workmanlike manner, at Farmee’s sole cost, risk and expense, to a minimum subsurface depth to reach the San Andres formation, the top of which is found at approximately 4,949 feet measured depth in the Federal #33-2 well, and shall complete the Initial Test Well as a producer of oil and/or gas in paying quantities or properly plug and abandon such well as a dry hole at its sole cost, risk and expense, but subject to Farmor’s rights provided under Clause 16. hereinafter provided for in this Agreement. Farmee shall not be liable in damages to Farmor for failure to timely commence and drill the Initial Test Well and the only consequences of such failure shall be the termination of this Agreement, with no refund of any cash considerations or spud fee previously paid to Farmor by Farmee. If Farmee shall fail to reach the minimum subsurface depth within the San Andres formation above specified in the Initial Test Well, or the first Substitute Well following thereafter as provided for under Clause 7. below, then this Agreement shall terminate, with no refund of any cash considerations or spud fees previously paid to Farmor by Farmee and with no interests to be earned by or assigned to Farmee, and Farmor shall then have the right to takeover any wellbores not drilled within the foregoing minimum specificaions, and if Farmor does not elect to take over the Initial Test Well wellbore or the wellbore drilled as its substitute, then Farmee shall be obligated to plug and abandon any such wells not taken over by Farmor, and restore the surface damage related thereto, at Farmee’s sole expense. For the purposes of selection of drilling locations by Farmee for any wells drilled by Farmee, the boundaries of the Subject Lease shall be treated as property lines for the purpose of spacing of wells from property or lease lines in order to comply with New Mexico regulations required to obtain regular drilling permits. The rights of Farmor and obligations of Farmee under this provision shall survive the termination of this Agreement.

6.  SUBSEQUENT OPTION TEST WELL(S): If Farmee shall timely commence, drill to the minimum required depth, and complete the Initial Test Well as a producer of oil and/or gas in paying and commercial quantities or properly plug and abandon the same as a dry hole, all as hereinabove provided, and provided further that Farmee shall otherwise comply with all of the terms and provisions of this Agreement, then Farmee shall have the right, at its option, to commence, on or before one hundred and eighty (180) days after the release of the drilling rig utilized in connection with the drilling of the Initial Test Well, the actual drilling of an additional well or wells (the “Option Test Well”), at a legal location or locations of its choice, complying with New Mexico spacing regulations, within the boundaries of the Farmout Area, and Farmee shall thereafter prosecute the drilling of each Option Test Well with due diligence and dispatch and in a good and workmanlike manner, at Farmee’s sole cost, risk and expense, to at least the same minimum depth as specified for the Initial Test Well, and shall complete each such well as a producer of oil and/or gas in paying quantities, or properly plug and abandon each such well as a dry hole, at its sole cost, risk and expense, but in each case of a decision by Farmee to abandon a well during its drilling or completion phase, the Farmor shall have the right to takeover such well as provided under Clause 16. hereinafter provided. Actual drilling of the first Option Test Well and each succeeding Option Test Well shall be required to be commenced on or before one hundred and eighty (180) days after the release of the drilling rig utilized in connection with the drilling of the preceding Option Test Well drilled by Farmee on the Subject Lease. If at any time there shall occur a lapse of more than one hundred and eighty (180) days following the release of a drilling rig from a well being drilled hereunder, during which no subsequent Option Test Well is commenced, then at the end of such one hundred and eighty (180) day lapse Farmee shall relinquish the right to drill further Option Test Wells hereunder. The term “Test Well” shall be hereinbelow used to collectively refer to both the Initial Test Well and any Option Test Wells.

7.  SUBSTITUTE WELL: In the event that during the course of the drilling of any Test Well, Farmee shall encounter loss of hole, excessive water flow or any other conditions that render further drilling of such well impractical with the use of ordinary rotary drilling and/or directional drilling methods, Farmee shall have the right to commence, on or before the expiration of sixty (60) days next succeeding abandonment of operations upon such well, actual drilling of a substitute well at a location agreeable to Farmor. If such substitute well shall be so commenced and drilled in accordance with the same terms and provisions applicable to the Test Well that it is intended to replace, then the substitute well shall be deemed for all purposes of this Agreement to constitute such well for which it is a substitute.

 RIGHTS EARNED: If Farmee shall have timely commenced, drilled to the minimum required depth and completed an initial Test Well on the Subject Lease as a producer of oil and/or gas in paying and commercial quantities, and otherwise observed and complied with all of the terms and provisions of this Agreement, then after the later to occur of (i) the completion of the initial Test Well as a commercially productive well, or (ii) after the lapse of one hundred and eighty (180) days following the completion as a commercial producer or abandonment as a dry hole of a Test Well drilled by Farmee on the Subject Lease without a subsequent Test Well being commenced, Farmor, following written request from Farmee, shall prepare, execute and deliver to Farmee, without any representations or warranties of any nature with respect to title, a limited assignment of its entire interest (save and except the retained working interest specified in paragraph 23. below) in and to the Subject Lease, by assignment on a well by well basis for each producing well and with each assignment to be limited to the greater of (i) 40 acres for each well completed as a commercial producer by Farmee, or (ii) the in the cas of the fourth (4th) well drilled the balance of the acreage contained in the lease and not assigned to a well for production allowable purposes under applicable New Mexico regulations and each assignment being made subject to the reservations to be made by Farmor in each assignment as hereinafter specified. The producing field as to which each producing well is to be assigned shall be mutually selected by Farmor and Farmee. No assignment shall be made for any well that has not been completed by Farmee as a commercial producer. The rights assigned under each assignment shall be in the nature of a fee simple determinable, with such assigned rights to run for so long as production of oil or gas is being produced in paying quantities from the earning well located on the assigned premises, and any subsequent well drilled by Farmee on the assigned acreage via such assignment. Each production tract assignment earned by Farmee in accordance with the above shall be designated by Farmor in a shape around the wellbore in an effort to comply with regulatory spacing requirements and to facilitate future development of any acreage retained by Farmor, and each assignment earned shall be limited to those depths lying between the surface of the lands and the deepest producing perforations completed by Farmee in the applicable Test Well for which such production tract assignment has been earned. If the well is completed as an oil well, then the assignment for such well shall be limited to the oil and casinghead gas rights produced in conjunction with an oil well in the Subject Lease, and if completed as a well producing primarily natural gas, then the assignment for such well shall be limited to the gas rights in the Subject Lease. Each assignment shall be made subject to, and shall expressly incorporate therein the terms of this Agreement, and shall further reserve unto Farmor the right to develop all depths and substances not specifically conveyed and any rights or easements needed or desired by Farmor for the enjoyment of any rights or privileges reserved or excepted.

If at any time after commencement of the drilling for the Initial Test Well, there shall elapse any single period of time exceeding 180 days between the release of a drilling rig utilized in connection with the drilling of a well by Farmee on the Farmout Area and the commencement of actual drilling of a subsequent well by Farmee on the Farmout Area, then Farmee’s rights to drill any additional wells and earn any additional acreage in excess of that previously earned, if any, shall terminate, and Farmor shall thereafter have no further obligation to Farmee as to any unearned acreage.

9. RESERVATIONS: With respect to the rights to be assigned to Farmee by Farmor as provided above, Farmor shall reserve unto itself in each assignment an overriding royalty interest which shall be a cost free interest in the gross production of oil and/or gas obtained from the lands described in the Subject Lease. The overriding royalty interest shall be equal to twenty-three percent (23%) of the gross production of oil and/or gas produced from each well drilled, minus the currently existing royalty and overriding royalty burdens of record as to the pertinent well, such overriding royalty amount being hereinafter referred to as the “Overriding Royalty Share”. Farmor shall have the option at any time upon 30 days advance notice to Farmee, to take Farmor’s Overriding Royalty Share of gross production in kind, and in such event Farmee shall deliver Farmor’s share of production to Farmor at the same point of sale and in the same condition as Farmee’s production, free of all costs to Farmor. The overriding royalty shall be free and clear of all costs whatsoever, including but not limited to the costs of exploration, drilling, testing, completion, marketing, compression, transportation, dehydration, and operational expenses of every nature; however, said overriding royalty shall be subject to and shall bear its proportionate part of applicable production taxes. Farmor’s overriding royalty shall be based upon the gross volume of production of oil and/or gas obtained from the lands described in the Subject Lease, and shall not be subject to proportionate reduction if the Subject Lease cover less than a full and undivided mineral estate, or if Farmor owns less than the full working interest in the Subject Lease.

If any currently valid oil and gas lease under this Agreement expires, or are released, and any renewal, extension, or new lease covering all or portions of the same land is acquired by or for the benefit of Farmee, its successors, assigns, partners, agents, affiliated entities, or any other individual or entity in privity with or in any way associated with Farmee, within 21 years following the date of Farmor’s execution of this Agreement, then Farmor shall be entitled to the same Overriding Royalty Share of all oil, gas and associated hydrocarbons produced from the lands covered by any such renewal, extensions, or new oil and gas lease so obtained, and Farmee does hereby covenant and agree that it will make necessary assignments from time to time, to the extent necessary to vest title to the overriding royalty in Farmor, its successors and assigns. If the lessors’ royalty burden on the new, extended or replacement lease exceed the lessors’ royalty burdens under the currently valid lease, the overriding royalty to be assigned under any such assignment shall not be less than the fractional share of production calculated as if the currently existing Lease were then in effect. The agreement to assign such overriding royalty shall be a covenant running with the lands covered by the Subject Lease, and binding upon Farmee, its heirs, successors and assigns.

The overriding royalty to be reserved by Farmor in any earned assignment under this Agreement shall be computed and paid or delivered as follows:

(a) Overriding Royalty on Oil. On oil, which shall include condensate and all other hydrocarbons produced and separated in the liquid phase while in Farmee’s possession, Farmor shall reserve the Overriding Royalty Share of oil produced and saved from the Subject Lease, the same to be delivered to Farmor free of cost at the wells or to the credit of Farmor into the pipeline to which the wells may be connected; provided, unless Farmor has made arrangements to market its overriding royalty oil, Farmee shall purchase any overriding royalty oil in its possession, paying no less than the price received by Farmee for the sale of its oil. If such sale by Farmee is made in an arms-length sale and to a non-affiliated party, the price received by Farmee for the sale of the oil shall be the price upon which the overriding royalty interest is calculated; provided, however, if any deductions are made for the expense of any post-production services prior to delivery of oil to the first purchaser, then any such post-production expenses shall be added back to the actual proceeds received by Farmee for the sale of the oil, and the total thereof shall be deemed the gross proceeds upon which Farmor’s overriding royalty shall be calculated and paid. Farmor shall also be entitled to its Overriding Royalty Share of all premiums or bonuses in addition to “posted prices” received by Farmee, or any affiliate of Farmee, upon the sale thereof.

(b) Overriding Royalty on Gas. On gas, including casinghead gas, other gaseous substances, and all gas from gas wells, produced, saved and sold from the Subject Lease and not taken in kind by Farmor, the same to be delivered and accounted for to Farmor as hereinafter stated:

              (i) As to all gas sold by Farmee to an unaffiliated third party purchaser in a good faith, arms length negotiated sale of such gas, the overriding royalties reserved by and payable to Farmor for such gas, produced from the lands described in the Subject Lease, and sold on or off the Subject Lease, shall be the Overriding Royalty Share of the gross proceeds realized by Farmee from the sale thereof at the point of sale; provided however, if Farmor’s overriding royalty is less than the amount Farmor would receive if calculated under (b)(ii) below, then Farmor’s overriding royalty shall instead be calculated and paid under (b)(ii) below. Upon request, Farmee shall make available for Farmor’s review a copy of any gas contract entered into between Farmee and such unaffiliated third party purchaser for gas sold from the Subject Lease.

(ii) For all other sales of gas from the Subject Lease, produced and saved from the lands described in the Subject Lease and sold on or off the Subject Lease, the overriding royalties payable to Farmor shall be the Overriding Royalty Share of the market value at the point of sale of the gas sold by the Farmee, and the market value of Farmor’s overriding royalty gas shall be determined through the use of index prices for the month of production as set forth in Published Indices, plus any applicable premiums. For purposes hereof, “Published Indices" must be industry recognized published price references, unaffiliated with Farmee, which reflect the market value for natural gas produced in Lea County, New Mexico. If no indices are published for gas produced in such County, then Published Indices for prices at the Houston Ship Channel shall be used. Examples of such publications include Natural Gas Week, Inside F.E.R.C.'s Gas Market Report and Natural Gas Intelligence Gas Price Index and other current or future publications satisfying the Published Indices criteria. The value of Farmor’s overriding royalty gas shall be based on one specific index or an average of two or more indices, as Farmor shall determine best represents the market value of the gas produced from the Subject Lease. The Published Indices relied upon to determine the value of Farmor’s gas may be changed from time to time in order to always reflect the true market value of the gas produced from the Subject Lease.

(iii) Farmor’s gas overriding royalty shall include the Overriding Royalty Share of all natural gas liquids and any other plant products, or revenue derived therefrom, attributable to gas produced from the Subject Lease, by any method.

(c) No Deductions: All overriding royalties accruing to Farmor shall be without deduction, whether direct or indirect, by Farmee, any affiliate of Farmee, or any third party gas transporter or processor, for any post-production costs of gathering, dehydrating, compressing, transporting, delivering, manufacturing, processing, treating, storing, separating, marketing, or otherwise making the oil and/or gas produced from the Subject Lease ready for sale or use, and if any such deductions or charges are made, such shall be added back to the actual proceeds received or realized by Farmee from the sale of the gas to a third party, and the total of such proceeds plus the added back post-production deductions and charges shall then be deemed the gross proceeds or market value upon which Farmor’s overriding royalty is to be calculated and paid. Farmor’s overriding royalty shall be calculated and paid based on the gross volume produced at the wellhead of each well, with no deductions for gas used for lease operations or line loss between the wellhead and the point of delivery to the purchaser.

The aforesaid overriding royalty interest shall be delivered to Farmor, its successors and assigns, free and clear of all liens and encumbrances of every nature.

10. LIABILITY, ASSUMPTION OF LEASE OBLIGATIONS, AND INDEMNITIES: It is understood and agreed that on and after the date of this Agreement, Farmee shall comply with all covenants and conditions of the Subject Lease insofar as pertains to Farmee’s ownership or operation of the Subject Lease, and shall comply with all applicable laws, rules and regulations.

The entire cost, risk and expense of all operations performed by Farmee pursuant to this Agreement shall be borne and paid solely by Farmee, and all wells shall be drilled, tested and completed for production, or if dry, plugged and abandoned and the premises restored, at the sole cost, risk, liability and expense of the Farmee, and Farmor shall never be liable for any such costs, risks, liabilities or expenses. Farmee agrees to protect, indemnify and hold harmless Farmor, its officers, directors, agents, employees and invitees harmless from all losses, costs, claims, demands, expenses, damages, liabilities, suits, actions, attorney fees, (including, but not limited to attorney’s fees and expenses of litigation and settlement incurred by Farmor in defending any such claims, or incurred by Farmor in pursuing claims Farmor may have against Farmee by reason of Farmee’s breach of its obligations under this Agreement) fines, penalties, judgments and decrees in anywise growing out of, attributable to, or in anywise incidental to any act or omission in connection with operations conducted by or on behalf of Farmee under this Agreement, or arising from the breach or violation of the laws of the State in which operations are conducted hereunder or rules or regulations of any legislative, judicial or regulatory body, State or Federal, exercising jurisdiction over Farmee’s operations on lands covered by the Subject Lease. All of Farmee’s obligations under this Agreement, including but not limited to its indemnity obligations, shall survive the termination of this Agreement and shall survive the reversion of any interests hereafter assigned to Farmee insofar as such obligations relate to operations conducted by Farmee prior to the termination of this Agreement or prior to the reversion of any interests hereafter assigned. The obligations and indemnities of Farmee set out in this Agreement shall also be contained in any assignments to be made to Farmee, and the indemnity obligations shall also extend to all of Farmor’s attorney fees in enforcing the indemnities and all of Farmor’s settlement expenses or costs, or costs of defense, in connection with any matter covered by the indemnities. At all times while Farmee shall have the right to conduct any operations hereunder on the Subject Lease, Farmee agrees to comply with the insurance provisions set forth herein.

Farmee shall not permit any liens of any kind or character to be filed or asserted against the Subject Lease by any party whatsoever arising in any manner out of operations performed by Farmee pursuant to this Agreement, and Farmee, in conducting its operations shall observe and comply with all of the terms and provisions of the oil and gas Lease covering the Subject Lease, and shall restore the surface of the Subject Lease after Farmee’s operations are concluded to as near as practicable to the condition that existed prior to the commencement of such operations. In qualifying for and conducting all operations contemplated herein, including, but not limited to, the drilling, testing, completing and equipping (or plugging and abandoning) of any well, Farmee agrees to strictly comply with all of the provisions of the Subject Lease and all applicable government or tribal laws, rules, regulations and ordinances, and all local, state and federal laws concerning the protection of fresh water bodies and aquifers, protection of ecosystems, the handling of or disposing of contaminants or hazardous wastes, and/or concerning the environmental safety or condition of the lands upon which any of Farmee’s operations are conducted, and comply with all applicable laws concerning occupational safety of any persons performing any work on the Subject Lease, and these obligations shall survive any termination of this Agreement, and shall survive the reversion of any interests hereafter assigned to Farmee. If Farmor elects not to takeover and assume liability for any well drilled by Farmee, upon its abandonment as a dry hole or after discontinuance of production, then Farmee shall promptly and properly plug the well and restore the surface operational area related to such well to as near the condition as existed prior to Farmee’s operations and in compliance with all applicable laws concerning protection of the environment, protection of usable groundwater, and the handling and disposal of any hazardous wastes. The obligations of Farmee and the indemnities in favor of Farmor under this Agreement, and which shall also be included in any assignment earned by Farmee under this Agreement, shall be covenants running with the lands covered by the oil and gas lease described in Exhibit “A”, binding upon Farmee and each successive owner of any interests in the oil and gas lease described in Exhibit “A”, and these obligations and indemnities will likewise survive any termination of this Agreement and survive the reversion of any interests hereafter assigned pursuant to this Agreement.

11. CONTINUOUS OPERATIONS: Notwithstanding any contrary provisions contained in this Agreement, if Farmee fails to timely commence and continuously prosecute operations on each new well drilled by Farmee until each such well is completed as a producing well or abandoned as a dry hole (and the cessation of drilling, completion, or other operations for thirty (30) consecutive days shall be deemed failure to continuously prosecute operations) then this Agreement and Farmee’s rights to earn any interest hereunder, save and except interests previously earned, if any, shall terminate; provided however, Farmee shall remain liable for loss or damage occasioned to lands or injury or death to persons as a result of or consequence of Farmee’s operations hereunder and shall remain liable for the obligation to plug and abandon the well and restore the surface of the land as near as reasonably practical to the same condition as existed prior to its operations, and in compliance with all applicable laws concerning protection of the environment, protection of usable groundwater, and the handling and disposal of any hazardous wastes, and all of the foregoing shall be continuing obligations of Farmee that shall survive the termination of this Agreement. A cessation of operations for 30 continuous days during the drilling and completion phase of a new well shall be deemed the same as if Farmee had elected to abandon the well and given Farmor notice thereof on the 30th day of inactivity, and shall give rise to Farmee’s obligations and Farmor’s rights under Clause 16. below, and which shall survive the termination of this Agreement.

12. INSURANCE: Farmee will, at all times while conducting operations under this Agreement, comply with the Workmen's Compensation Laws of the State of Texas, shall provide Employer's Liability Insurance coverage of not less than one million dollars ($1,000,000.00) and shall carry the following insurance:

(a)	Comprehensive General Public Liability Insurance covering injury to and death of persons with limits of not less than $1,000,000.00;

(b)	Automotive Public Liability Insurance covering injury to and death of persons, with limits of not less than $1,000,000.00;

(c)	Comprehensive General Public Liability Property Damage Insurance of not less than $1,000,000.00;

(d)	Automotive Property Damage Insurance of not less than $50,000 to cover all automobile equipment.

Farmee agrees to arrange for Farmor to be named as an additional insured under the insurance policies required as above described, and further agrees to secure a waiver of subrogation in favor of Farmor under each of the insurance policies noted above.

Farmee shall provide Farmor, prior to commencing operations, valid certificates of insurance certifying the above coverage. If Farmee fails to comply with all of the foregoing insurance requirements prior to conducting any operations on the Subject Lease or fails to continuously maintain such insurance in compliance therewith during all periods of Farmee’s operations, then Farmor may obtain such insurance for its own benefit and Farmee shall reimburse Farmor for Farmor’s cost of obtaining such coverage upon presentation of Farmor’s invoice to Farmee therefore.

13. ASSIGNMENTS: Any assignments to be made by Farmor to Farmee pursuant to the provisions of this Agreement shall be made without representations or warranties of title, either express or implied, and shall be free and clear of any liens, mortgages and deeds of trust created by, through, or under Farmor.

The terms of this Agreement shall be binding upon the parties hereto, their heirs, successors and assigns; provided, however, that this Agreement shall not be assigned by Farmee, its successor or assigns, without first obtaining Farmor's written consent, with such consent to be wholly within Farmor’s discretion. If Farmor consents to an assignment of rights by Farmee, then it is agreed that the terms and provisions hereof shall be deemed as covenants running with the Subject Lease and the lands covered thereby, and shall be binding upon each Assignee of Farmee, and each successive owner of any interest in the Subject Lease deriving their ownership through or under Farmee, and consent to an assignment in any one instance shall not waive Farmor’s consent requirement as to any subsequent assignment.

Any re-assignments made by Farmee to Farmor shall be free and clear of any liens or encumbrances created by Farmee as to the lands covered thereby, and any rights reverting to Farmor under this Agreement or under any subsequent re-assignment shall be without any encumbrances or liens created by, through or under Farmee.

14. PREFERENTIAL PURCHASE RIGHT. In each assignment to be earned by Farmee under this Agreement, Farmor shall reserve a preferential purchase right to purchase Farmee’s interest, upon the same terms and conditions as are deemed acceptable to Farmee and offered in the future by any bona fide, third party offeror in a negotiated, arms length transaction. Such preferential purchase right shall provide that Farmee must furnish to Farmor a copy of all written offers submitted by any such offeror which Farmee desires to accept, and Farmor shall have 30 days after receipt of any such offer to purchase Farmee’s interest on the same terms and conditions, or waive such right and allow such third party offeror to purchase such interest for the same terms and conditions set forth in such offer. Such preferential purchase right shall further provide that if the interest is not thereafter sold to such third party offeror on the same terms and conditions as provided for in the offer presented to Farmor, then such waiver of the preferential purchase right shall be deemed revoked and the preferential purchase right shall continue in full force and effect. The preferential purchase right shall apply to any subsequent purchase offers received by any successors or assigns of Farmee, and shall be deemed a covenant running with the land, burdening the interest of Farmee, its successors and assigns, and benefiting the interests owned by Farmor. Farmor’s failure to exercise its preferential purchase right in connection with any offer shall not constitute Farmor’s consent to assign which is elsewhere provided for in this Agreement.

15.  DELINQUENT PAYMENT: If Farmee shall fail to pay to Farmor its respective overriding royalty interest or timely pay lessors’ royalties due on production within sixty (60) days after Farmee’s receipt of payment for the sale of oil, gas condensate, casinghead gas and related hydrocarbons to which such royalties are attributable, then Farmee shall be deemed to be delinquent. Farmor shall have the right to give Farmee written notice of such delinquency, and if Farmee does not tender payment in full to Farmor or the appropriate royalty owners within thirty (30) days after receipt of such notice, then this Agreement shall be terminated in its entirety, the consequence of which (as partial liquidated damages to Farmor and not as a penalty to Farmee) shall be the immediate reversion of any rights assigned to Farmee hereunder upon which such overriding royalty attaches, and the forfeiture of previous rights of Farmee under this Agreement, and Farmee hereby agrees to execute any documents deemed appropriate by Farmor to evidence such reversion and forfeiture. In the event of such a reversion, such reverted interests shall include all oil and gas lease rights, wellbores, well equipment, pipelines, infrastructure, easements, rights of way, and any other personal property used or obtained in connection with the well(s) reverting to Farmor, with no salvage value to be due from Farmor to Farmee. In the event of such a reversion, Farmor may reject any well that it elects not to takeover or assume responsibility for, and in such event only the leasehold estate shall revert and it shall be Farmee’s obligation to plug the well and restore the surface operational area related thereto, with such obligation to survive the termination of this Agreement and the reversion of any interests hereafter assigned. Such reversion of rights shall not discharge Farmee from its obligation to pay any delinquent royalties or overriding royalties due on production for periods prior to the date of such reversion, and such obligation shall survive the termination of this Agreement and any reversion related to such delinquency. The obligations and reversionary rights provided for in this provision shall be included in any assignments earned under this Agreement.

16.  ABANDONMENT OF WELLS: If at any time Farmee desires to plug and abandon any well drilled under this Agreement during its drilling or completion phase, whether drilled during the earning phase or after an assignment has been made, then prior to the plugging and abandonment of such well, Farmee shall notify Farmor of its intent to plug and abandon such well and Farmee shall postpone the plugging and abandonment during such notification period to allow Farmor the opportunity to take over such well, and Farmor’s rights to take over any such well shall survive the termination of this Agreement. Farmor shall have the right, (i) within forty-eight (48) hours after receipt of Farmee’s notice of its intent to plug and abandon if a drilling rig is then on the well, or (ii) within 30 days after receipt of Farmee’s notice of intent to plug and abandon if no drilling rig is on the well at the time of such notice, to take over any such well for additional testing by any method, or for deepening, with Farmor being solely responsible for all costs and expenses incurred from the time of Farmor’s take over, including standby rig time, if required. In the event any such well shall be taken over by Farmor for such purposes, and such work results in a completion attempt wherein such well shall be completed as a producer of oil and/or gas, then all of Farmee’s rights in such well and to the production of any oil or gas obtainable therefrom, and in any related equipment, shall be owned by Farmor, and any right of Farmee to earn an assignment hereunder as to such well shall be extinguished and forfeited. If such well is taken over by Farmor after Farmee shall have already obtained an assignment of the acreage on which such well is drilled, then upon such takeover by Farmor, Farmee’s rights in such well and in any related equipment, and all production obtainable from the wellbore in all horizons penetrated by the well and all rights to produce the same shall be owned by and revert to Farmor and Farmee shall execute a re-

assignment of such rights to Farmor to evidence such reversion. Such re-assignment shall also include all rights in the previously assigned acreage as to all formations from which Farmee is not then producing oil or gas. If such well is the only well then being operated by Farmee on an acreage tract previously assigned to Farmee, then such re-assignment shall include all of the acreage and formations in that tract originally assigned. In the event the completion attempt results in a non-commercial well or a dry hole, Farmee shall plug and abandon such well at its sole costs and expense. Farmee shall also deliver to Farmor at the time of Farmor’s takeover of any such well, all well files and ownership and land files associated with the well, including but not limited to well logs, mud logs, seismic data, geologic, drilling and engineering reports, division order lists and owner addresses, title opinions, and any other documentary information and data in Farmee’s possession useful or generated in connection with the well being taken over.

17. SURRENDER OF INTEREST: If at any time after a well has been completed as a well capable of producing oil or gas, whether before or after any earned assignment(s) have been made, Farmee desires to discontinue operations and to plug any such well drilled on the Subject Lease, then Farmee must notify Farmor in writing and concurrently furnish Farmor with an electrical log, copies of any other logs possessed by Farmee, and any other information requested by Farmor from Farmee’s files relating to the well, and Farmor shall then have thirty (30) days after receipt of such notice and information within which Farmor may inspect and test such well and notify Farmee whether Farmor desires to take over any such well, and if Farmor elects to take over such well, Farmee shall, within ten (10) days after receipt of written notice from Farmor of such election, deliver to Farmor an assignment of such well (free and clear of all burdens not now existing) the rights to produe and ownership of any oil and gas obtainable from the wellbore as to any formations penetrated thereby, and all the personal property and equipment related thereto and, upon receipt of such assignment, Farmor shall pay Farmee for the salvage value of the equipment so assigned. Such re-assignment shall also include all rights in the previously assigned acreage as to all formations from which Farmee is not then producing oil or gas. If such well is the only well then being operated by Farmee on an acreage tract previously assigned to Farmee, then such re-assignment shall include all of the acreage and formations in that tract originally assigned. Farmee shall also deliver to Farmor with such assignment all well files and ownership and land files associated with the wells covered by such assignment, including but not limited to well logs, mud logs, seismic data, geologic, drilling, and engineering reports, division order lists and owner addresses, title opinions, and any other documentary information and data in Farmee’s possession useful or generated in connection with the interests being assigned. For the purposes hereof “salvage value” shall be deemed to mean Farmor’s good faith estimates of the fair market value of salvageable equipment less reasonable cost of salvaging same, and less the estimated present cost of plugging and abandoning the well and restoring the surface of the wellsite. If the wellsite area is left in a condition requiring any remediation in order to comply with any regulatory or environmental laws or regulations, then the estimated cost of such remediation shall be deducted in arriving at the net salvage value, and in the event that such remediation costs result in a negative net salvage value, then Farmee shall pay to Farmor an amount equal to the negative difference. Farmee shall hold harmless and indemnify Farmor for any actual remediation costs incurred to comply with applicable laws in excess of the estimated costs, and this obligation shall survive the termination of this Agreement and the reversion of any interests hereafter assigned. Farmor shall have the right to reject any equipment that it deems is unnecessary for ongoing operations or is in unacceptable condition, and any such equipment so rejected shall not be included in the salvage value calculation. Any well not elected to be taken over by Farmor shall be plugged by Farmee and the surface location restored to the same condition as near as reasonably possible to that which existed prior to the commencement of drilling on the land, at Farmee’s sole cost, and this obligation shall survive the termination of this Agreement and the reversion of any assigned interest.

18. CESSATION OF PRODUCTION: If at any time there is a cessation of production from any well drilled on the Subject Lease, then within 10 days after such cessation Farmee shall notify Farmor of such cessation and advise Farmor as to what operations Farmee intends to conduct, if any, in order to attempt restoration of production to paying quantities, and Farmee shall commence such operations no later than 20 days after the cessation of production and diligently prosecute such operations in a continuous manner without cessation (and so as to be sufficient to perpetuate the oil and gas Lease according to the provisions thereof in the absence of actual production) until production is restored to paying quantities or until such restoration attempts prove unsuccessful. If Farmee fails to commence operations within such 20 days after cessation of production or prosecute operations continuously to restore production after cessation of production, then such shall be deemed an election by Farmee to discontinue operations on that well, and such shall be treated and construed as if Farmee had notified Farmor of its desire to discontinue operations and plug such well, with Farmor having all other rights as specified in Clause 17. above with respect to a well as to which Farmee has notified Farmor of its desire to discontinue operations on and plug. In addition to an actual stoppage of production, cessation of production for the purposes of this provision shall also mean a decline in production volume to a level that results in the revenue from the sale of oil or gas from the well not being able to cover the monthly lease operating expenses and the lessors’ royalty burdens on that well, and in the latter instance, if Farmor determines that production has declined to such level, then Farmor may notify Farmee of such occurrence, and upon Farmee’s receipt of such notification, it shall be deemed that an actual stoppage of production has occurred, and the provisions of this paragraph shall become effective as if there had been an actual stoppage of production. This provision shall be included in each earned assignment under this Agreement.

19. RELATIONSHIP OF PARTIES: In conducting all operations contemplated herein, Farmee and Farmor shall act independently of one another, so that no party hereto shall be acting as the other’s agent, employee or partner or as a member of a joint venture with the other, and in connection therewith, this Agreement is not intended to create, and nothing herein shall be construed to create, an association, trust, joint venture, mining partnership or other partnership or entity of any kind.

20. WELL DATA REQUIREMENTS: In connection with the drilling and completion of any well under this Agreement or on earned and assigned acreage:

a. Farmor’s representative shall, at all time, have access to the well and to the records thereof and to the derrick floor and shall be furnished with all information obtained by Farmee in connection with the drilling and completion thereof, which shall include but not be limited to the specifically named items below.

b. Farmee agrees to furnish by mail, addressed to:

Spindletop Oil & Gas Co. 12850 Spurling Rd., Suite 200 Dallas, TX 75230  Tel: 972.644.2581 Fax: 972.661.2701

copies of time records and daily drilling and engineering reports on each well (which shall include, among other matters, drilling depth, information on all tests including character, thickness, name of formation penetrated, shows of oil, gas or water and detailed reports of drill stem tests, and which daily drilling reports shall also be telephoned or faxed to Farmor at the number listed above), and Farmee will, at Farmee’s own expense, furnish to Farmor (i) two certified copies of each report filed by Farmee with any governmental or tribal agency which pertains to operations contemplated herein, (ii) two certified copies of all open hole logs of the well from the base of the surface pipe to the total depth drilled, (iii) two certified copies of all intermediate open hole logs, if the same is run, (iv) two certified copies of all mud logs, wireline formation test logs, cement bond logs, drill stem test and core reports, if run, (v) two certified copies of all cased-hole logs, (vi) two certified copies of plugging records, if any; and (vii) copies of all LAS or digital log files generated in connection with any logs run in the hole. Farmee shall additionally furnish all information pertaining to any lost equipment, fish, junk in the hole, or any other borehole or infrastructure condition that might present an obstacle to re-entry or recompletion in the wellbore, or additional drilling to deeper depths through the wellbore. On any whole core samples retrieved from the wellbore, Farmee shall have the whole core sample split in half lengthwise, with one of the whole core slab halves to be delivered to Farmor in pristine condition along with copies of all analyses and reports generated as a result of any whole core petrophysical or geological analysis. If any sidewall cores are obtained by Farmee, copies of any analyses or reports on the sidewall cores shall be provided by Farmee to Farmor. During the drilling of any well, Farmee shall additionally notify Farmor by telephone and fax of any shows of oil or gas encountered, immediately upon encountering each such show.

c. When necessary or desirable to appraise or test any saturated formation for showings of oil or gas, Farmee will make drill stem tests and use Farmee’s best efforts in accordance with good oil field practice to complete the well into the tanks as a commercial producer, and shall furnish Farmor with all reports and data related to such tests.

d. Farmee shall obtain at its cost all permits and licenses, if any required for conducting all operations performed by Farmee pursuant to this Agreement, and Farmee agrees to furnish Farmor with copies of all applications, permits, correspondence, Spill Prevention Containment and Countermeasure plans, violations and/or notices from all regulatory agencies, and any other documents delivered to, filed with or received from any governmental agency, whether state, local or federal, pertaining to any of Farmee’s operations on the Subject Lease.

e. In connection with the completion of each well, Farmor shall be furnished with all information obtained by Farmee in connection with the completion thereof, including but not limited to copies of time records, mud records, stimulation reports, monitoring reports, daily drilling and engineering reports, completion reports, all data concerning casing perforations (including depth placement, number and size of perforations), reservoir treatment records, cement bond logs, cement records, well or formation treatment records, well repair records, petrophysical and well log analysis, geologic, geophysical and subsurface interpretations and reports, reserve reports, wellbore schematics, surface and pipeline infrastructure installation schematics, cased hole logs, squeeze tests, pressure tests, formation pressure tests, water production reports or records, and all reports or information on each recompletion or workover of each well. Farmee shall be obligated to furnish all information detailed in this Agreement, regardless of whether such information is generated internally by Farmee, or obtained from third parties.

f. Farmee agrees to provide Farmor with copies of all spatial, geologic, geophysical, chemical and/or seismic data or information obtained concerning the Farmout Acreage. Farmee agrees to furnish to Farmor copies of all of the foregoing data or information, and copies of all time structure and/or subsurface map interpretations, and all other interpretations or analyses of such data obtained by Farmee or to which Farmee has access. If the foregoing data is available in both native and processed format, then Farmee agrees to provide Farmor with electronic data copies of data in both formats. Farmor also agrees to provide Farmee with copies of all geologic contour, formation and stratigraphic isopach maps, and any other geologic and/or engineering maps or plats pertaining to the Subject Lease.

        21. LOGS REQUIRED TO BE RUN, AND NOTICES OF SHOWS TO BE PROVIDED: For each well drilled by Farmee under this Agreement or after any assignment of earned interests, Farmee shall run a complete suite of well logs (at a minimum consisting of a dual induction, s.p., gamma ray, microlog, density, and neutron log) from the base of the surface casing to total depth drilled, and shall also mudlog from the surface to total depth drilled, and furnish complete copies of all of the foregoing logs to Farmee, along with copies of all LAS and digital files related thereto. Farmee shall notify Farmor immediately by telephone and e-mail of all shows of oil or gas encountered during drilling, with such notice to be provided at the time each show is encountered.

22. ADDITIONAL RESTRICTIONS: As provided elsewhere in this Agreement, the rights to be assigned to Farmee, if earned, shall be subject to the possibility of reverter and/or rights of re-assignment in favor of Farmor upon the occurrence of certain conditions, therefore Farmee shall not enter into any contracts or agreements which will be binding upon or encumber any rights that may revert to or be re-assigned to Farmee in the future. Farmee shall not utilize the Subject Lease to secure any mortgages or deeds of trust or as any other form of collateral for any loans. Farmee shall not convey, assign, mortgage, or encumber the Subject Lease in any way without Farmor’s approval and consent first being obtained. The foregoing restrictions shall be included in any assignments earned by Farmee under this Agreement. If any interests hereinafter assigned to Farmee pursuant to this Agreement are conveyed, assigned, mortgaged or encumbered by Farmee, then such conveyed or assigned rights, liens, mortgages, and/or encumbrances created by Farmee shall be subordinate and inferior in all respects to the rights in the Subject Lease which may hereafter revert to or be re-assigned to Farmor, such that any reverting or re-assigned rights shall be free and clear of any conveyances, assignments, liens, mortgages or encumbrances hereafter created by Farmee, its successors or assigns, which in any way affect the Subject Lease. Farmee shall not, without Farmor’s separate consent first obtained, enter into any gas balancing agreements, or commitments to sell production for terms in excess of one year. Farmee shall not inject or dispose of any salt water on any of the Subject Lease without first obtaining Farmor’s approval and consent, and Farmee shall not apply for or consent to any spacing or density exceptions under any applicable New Mexico regulatory rules, or consent to any offsetting operator’s request to conduct injection operations on adjacent or nearby lands, without Farmor’s prior approval and consent, and Farmee agrees to provide Farmor with any notices received by Farmee concerning any such spacing or density exceptions or injection operations applied for by other operators. Farmee shall not bury or apply or spread any substances, wastes, or disposable byproducts from its operations beneath or upon the surface of the Subject Lease, including but not limited to normally occurring radioactive material (NORM), without first notifying Farmor in writing of its plans and obtaining Farmor’s written consent thereto, which consent may be withheld at Farmor’s sole discretion.

23. WORKING INTEREST RETAINED BY FARMOR: In addition to the overriding royalty interest elsewhere reserved to Farmor herein, Assignor shall also reserve and retain an undivided one one-tenth (1/10th x 8/8ths) leasehold working interest which shall be excepted and reserved from the assignment of the first well to be made to Farmee under this Agreement, and Farmee shall pay all costs for Farmor’s reserved leasehold interest in the Initial Test Well drilled on the Subject Lease and any substitute well, to be paid through the drilling, testing, setting and cementing of production casing (the “Casing Point”. The one-tenth leasehold working interest retained by Farmor shall be subject only to its proportionate share of those currently existing royalty and overriding royalty burdens shown of record. All subsequent operations on the Initial Test Well after the Casing Point has been achieved, and all subsequent Option Test Wells, shall be subject to an operating agreement, to be prepared by Farmor and executed by the parties prior to commencement of the initial well under this Agreement, and such operating agreement shall provide for a 300% non-consent penalty under Article VI thereof, and shall provide for monthly operating overhead rates and other rates in reasonable amounts acceptable to Farmor. Farmor shall have the right to receive its working interest share of oil or gas produced from the Subject Lease in-kind, or at Farmor’s option, Farmee shall market Farmor’s working interest share of all hydrocarbons produced on the best terms obtainable by Farmee for Farmee’s own production.

24. OTHER INFORMATION TO BE PROVIDED: Farmee agrees to provide Farmor, upon written request of Farmor, with copies of all information, whether generated internally or acquired from third parties, relating to the Subject Lease, including but not limited to all title information, title reports, land plats, ownership maps, runsheets, title opinions, division order title opinions, paydecks, ownership information, current owner lists (showing royalty, overriding royalty, and working interest owner names, addresses, and division of interest), division orders, transfer orders, documents, notes, correspondence, e-mails, name and contact information for pumpers, and any other information or matters pertaining to the title, ownership, payment history, and/or operation of the Subject Lease and the production therefrom. Farmee also agrees to furnish to Farmor upon Farmor’s request copies of all correspondence, contracts, agreements, easements, surface site agreements, Lease, pipeline agreements, gas balancing agreements and statements, or any other agreements or documents pertaining to the sale, storage, transportation, compression, marketing, handling, treating, or processing of the oil or gas produced from the Subject Lease. In the event of a re-assignment or reversion of any of the interests assigned, Farmee shall include in any such assignment, or the reversion shall include, Farmee’s interests in any easements, production facilities, pipelines, gas purchase contracts, surface use agreements, or any other property or contract rights used or obtained in connection with the well(s) reverting or being re-assigned, provided however Farmor shall have the right to reject assignment of any agreements or contracts that Famor was not originally a party to and that Farmor deems unfavorable to Farmor.

25. RIGHT TO ASSIGN: Time is of the essence hereof, and this Agreement shall be binding upon the parties hereto and shall extend to and be binding upon their respective successors and assigns; provided, however, that this Agreement shall not be assigned by Farmee, its successors or assigns, in whole or part to any person, firm or corporation without the prior written consent of Farmor which may be withheld in Farmor’s sole discretion in each instance. However, notwithstanding any assignment by Farmee with the prior written consent of Farmor, the assignment shall not be or become effective until Farmor shall have been furnished with a duly executed copy thereof. Farmor shall have the right to make the herein specified assignments solely to Farmee, and any assignees under any such assignment shall look solely to Farmee for any assignment of oil and gas Leasehold rights that may be due them by reason of Farmee’s assignment to them of an interest in this Agreement. Any assignment by Farmee shall be subject to the terms and conditions of this Agreement, to which the Assignee thereon shall specifically agree to be bound.

Farmor will retain in any assignment earned by Farmee hereunder, a lien and security interest in the rights to be assigned to Farmee, to secure payment for the production attributable to Farmor’s overriding royalty production. The lien and security interest to be reserved by Farmor shall attach to the leasehold estate to be assigned to Farmee, and the proceeds of production attributable to said assigned interest at the point at which such production is extracted from the ground. In the event that Farmee’s interest in the Subject Lease becomes part of any proceeding before a United States Bankruptcy Court, the overriding royalty interest production of Farmor shall be deemed to be secured. Farmor’s lien and security interest to be reserved in any assignment of the Subject Lease shall be a first and prior lien insofar as all parties acquiring an interest in the Farmee’s interests, whether by assignment, merger, mortgage, operation of law, or otherwise, and such third parties shall be deemed to have taken such interest subject to the lien and security interest of Farmor. The address of Farmor as a Secured Party is set forth under the following paragraph, and the address of Farmee, as Debtor/Obligor, is set forth under the following paragraph.

26. NOTICES: Except as otherwise specifically provided for herein, the notices specified herein shall be in writing and will be deemed to have been received when deposited in the United States mail (postage prepaid, certified mail with return receipt requested) to the appropriate party at the address set forth below or at the address such party shall hereafter have designated by written notice to the notifying party:

FARMOR:                                                                                FARMEE:

Spindletop Oil & Gas Co.                                                                         Imperial Oil & Gas, Inc.
12850 Spurling Rd., Suite 200                                                                  106 E. 6th St., Suite 900
Dallas, TX 75230                                                                               Austin, Texas 78701
Tel: 972.644.2581                                                                               Tel: 512.422.2493
Fax: 972.661.2701                                                                               Fax: 512.267.0223

e-mail: land@spindletopoil.com                                                             e-mail:
geology@spindletopoil.com                                                                   rdurbin@imperialoilandgas.com

27. VENUE: The validity of this Agreement, the terms or provisions, and the rights and duties of the parties hereto, shall be interpreted and construed pursuant to, and in accordance with, the laws of Texas, and in the event of any dispute between Farmor and Farmee concerning the subject matter of this Agreement, any assignment earned hereunder, or any activities conducted on the Subject Lease, the parties agree that venue for any legal proceeding concerning any of the foregoing shall be exclusively in the County of Farmor’s principal business office. Farmee shall pay all expenses, charges, and attorney’s fees incurred by Farmor in connection with Farmor’s enforcement of its rights under this Agreement and/or under any assignment hereafter earned. Additionally, Farmee agrees to hold harmless, defend, and indemnify Farmor, its successors and assigns, against any and all claims and/or damages that may be asserted by any third parties against Farmor and arising out of this Agreement or in anywise connected with or incidental to the interests assigned by Farmor to Farmee, or related to Farmee’s activities conducted on the Subject Lease.

28. HEADINGS AND TITLES FOR CONVENIENCE ONLY: The headings and titles as to contents of particular paragraphs and clauses herein are inserted only for convenience and are in no way to be construed as a limitation of the scope or substance of the particular paragraphs or clauses to which they refer or precede.

29. NO OTHER AGREEMENTS: THIS DOCUMENT CONSTITUTES THE FINAL AGREEMENT BETWEEN FARMOR AND FARMEE AS TO THE SUBJECT MATTER THEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF SUCH PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN SUCH PARTIES.

EXECUTED AND AGREED TO by each of the undersigned on the respective dates below. SPINDLETOP OIL & GAS CO. IMPERIAL OIL & GAS, INC.

By:                                                  Date:                                  By:                                                  Date:
Chris G. Mazzini, President                                                                             Robert R. Durbin, CEO

EXHIBIT “A”

Attached to and made a part of that certain Agreement by and among Spindletop Oil & Gas Co. referred to as Farmor and Imperial Oil & Gas, Inc., as Farmee.

FARMOUT AREA:

Being Lots 1-4, and the W/2 of W/2 of Section 33, Twp. 9S, Rge. 38E, Lea County, New Mexico, as described in the Oil and Gas Lease (Serial # NM-23020) dated 12/1/74, from USA to Julian Ard, recorded in Volume 290, Page 290, records of Lea County, New Mexico.

Save and Except, and there is excluded from the Farmout Area, the following described land:

10 acres in the form of a square, with the Federal # 33-2 well (API # 30-025-25489) being located in the center thereof, with the west and east boundary lines of said 10 acres running due north and south.

Further Save and Except, and there is excluded from the Farmout Area:

All depths lying below a depth of 5,017 feet beneath the surface of the ground.